Exhibit 99.2

Contact:	Repros Therapeutics Inc.
Joseph Podolski (281) 719-3447
President and Chief Executive Officer

REPROS SUBMITS RESPONSE TO FDA REGARDING ANDROXAL® INDICATION FOR TREATMENT OF HYPOGONADAL MEN WISHING TO PRESERVE FERTILITY

Response will be Elaborated upon during BIO/CEO Presentation

THE WOODLANDS, Texas – February 8, 2010 – Repros Therapeutics Inc. (NasdaqCM:RPRX) today announced that the Company, as requested by the FDA during the Type C meeting held on January 25, 2010, has sent a revised indication statement to the FDA’s Division of Reproductive and Urologic Products for the use of Androxal® in the treatment of men wishing to preserve fertility while being treated for their hypogonadal state. The Company also provided a literature review supporting the Company’s belief that administration of exogenous testosterone at doses resulting in morning testosterone levels within the normal range render a significant number of men oligospermic (sperm counts less than the generally accepted level of male fertility). The Company also submitted the final clinical study report investigating the fertility impact of Androxal compared to a topical testosterone in men previously treated with testosterone for hypogonadism. Previously, the Company noted that the FDA suggested it will respond to Repros’ submission in a timely fashion following receipt of Repros’ materials.

Repros will provide an in depth review of the outcome of the Type C meeting held with the FDA on January 25, 2010 during its BIO/CEO presentation today at 2:30 p.m. Eastern Standard Time.  There will be a live video webcast of the event and subsequently archived for at least one month on the Company’s website http://www.reprosrx.com under the “Events” heading on the home page.  To ensure a timely connection to the webcast, it is recommended that users register at least 15 minutes prior to the scheduled start time to ensure adequate time to download any software that may be necessary.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to maintain its listing on the NASDAQ Capital Market, raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies,  successfully defend itself against the class action complaints, remove the clinical hold of Proellex® and resume clinical trials, determine a safe and effective dose for Proellex, determine a clear clinical path for Androxal and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.